Exhibit 99.1

EQT Reports Third Quarter 2018 Results

Per unit operating costs continue to decrease

PITTSBURGH--(BUSINESS WIRE)--October 25, 2018--EQT Corporation (NYSE: EQT) today announced financial and operational performance results for the third quarter 2018.

Highlights:

  Increase of 125% in net cash provided by operating activities
  Increase of 160% in adjusted operating cash flow
  Decrease of 23% in Production’s per unit cash operating costs
  Completion of the sale of the Company’s non-core Huron assets
Financial Results	Three Months Ended September 30,
($ millions, except EPS)	2018	2017	Difference
Net (loss) income attributable to EQT	$(39.7)	$23.3	$(63.0)
Adjusted net income attributable to EQT (a non-GAAP measure)	$90.9	$17.4	$73.5
Diluted earnings per share (EPS)	$(0.15)	$0.13	$(0.28)
Adjusted EPS (a non-GAAP measure)	$0.35	$0.10	$0.25
Net cash provided by operating activities	$904.3	$402.4	$501.9
Adjusted operating cash flow attributable to EQT (a non-GAAP measure)	$560.3	$215.7	$344.6

EQT reported a net loss attributable to EQT for the third quarter 2018 compared to net income attributable to EQT for the same period 2017, primarily due to higher operating costs, including a charge of $259.3 million on capacity contracts related to the sale of the Huron assets, and higher interest expense – all of which were partly offset by higher revenue from an 82.5% increase in sales volume. Net cash from operating activities was higher in the quarter compared to the same quarter last year due to an increase in revenue, partly offset by an increase in cash operating costs. The increases in volumes and revenue were primarily a result of the acquisition of Rice Energy Inc. (Rice).

Adjusted net income attributable to EQT, which excludes non-cash derivatives, asset and lease impairments, and transaction-related expenses, increased $73.5 million for the 2018 quarter. Adjusted operating cash flow attributable to EQT, which includes transaction-related expenses and excludes the non-controlling interests in EQM Midstream Partners, LP (EQM), increased 160%.

The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures, as well as important disclosures regarding certain projected non-GAAP financial measures.

RESULTS BY BUSINESS

EQT PRODUCTION

Financial Results	Three Months Ended September 30,
($ millions, except average realized price)	2018	2017	Difference
Sales volume (Bcfe)	374.2	205.1	169.1
Pipeline and net marketing services	$6.1	$9.1	$(3.0)
Operating revenue	$1,050.0	$597.7	$452.3
Adjusted operating revenue (a non-GAAP measure)	$1,032.7	$566.8	$465.9
Operating expenses	$1,171.7	$585.5	$586.2
Operating (loss) income	$(121.7)	$12.2	$(133.9)
Adjusted operating income (loss) (a non-GAAP measure)	$138.5	$(8.6)	$147.1
Average realized price ($/Mcfe)	$2.76	$2.76	$–

The $133.9 million decrease in operating income in the third quarter 2018 compared to 2017 was primarily due to higher operating expenses, including a charge of $259.3 million on capacity contracts related to the sale of the Huron assets, and a loss on derivatives not designated as hedges in the current quarter, partly offset by higher revenue from an increase in sales volume. The volume increase resulted from the Rice acquisition and the company’s drilling program.

Compared to the same quarter last year, the realized price for natural gas during the quarter was flat at $2.76 per Mcfe, as a decrease in the average NYMEX natural gas price net of cash settled derivatives was offset by an improvement in the average natural gas differential.

Operating expenses for the quarter were $586.2 million higher than the same period last year. In addition to the loss associated with the sale of the Huron assets – depreciation and depletion expense increased $167.0 million; gathering expense increased $82.6 million; and transmission expense increased $63.2 million, all consistent with an increase in production volume. Exploration expense increased $13.3 million, primarily due to an increase in the number of leases expiring in the third quarter of 2018. Per unit cash operating expenses decreased 23%.

Adjusted operating income for the quarter, which excludes impairment charges and non-cash derivatives, was $147.1 million higher, primarily due to an increase in revenue that was partially offset by higher expenses.

Estimated well development capital expenditures for 2018 increased by $300 million to $2.5 billion. This was driven by inefficiencies resulting from higher activity levels, the learning curve on ultra-long laterals and service cost increases.

EQT is committed to producing volumes in the most capital efficient manner. As a result of the Company’s decision to work at a more moderate and efficient pace, the Company changed certain operating activities in October of 2018 that will result in turned-in-line wells coming online later than planned in the fourth quarter. This change is expected to result in a 30 Bcfe reduction of production volumes for 2018. Approximately 10 Bcfe of this production would have been sold in the first half of October at an average local price of approximately $2.00. The Company entered into firm sales agreements to sell this 10 Bcfe in the first quarter 2019, at an average price of approximately $2.90. To reflect these decisions, the sales volume guidance 2018 was reduced to 1460-1480 Bcfe.

EQM MIDSTREAM PARTNERS, LP (EQM)

The third quarter 2018 financial results for EQM were released today and provide operational results, as well as updates on significant midstream projects under development by EQM. EQM’s news release is available at www.eqm-midstreampartners.com. The summary results are:

Acquisition of Rice Midstream Partners (RMP) by EQM

On July 23, 2018, EQM completed its acquisition of RMP and RMP’s general partner (the Midstream Mergers), with each RMP unitholder receiving 0.3319 common units of EQM for each common unit of RMP held by each RMP unitholder immediately prior to closing. In connection with closing the transaction, the issued and outstanding incentive distributions rights of RMP were canceled.

EQM Gathering Financial Results

	Three Months Ended September 30,
($ millions)	2018	2017	Difference
Operating revenue	$252.9	$116.5	$136.4
Operating expenses	$75.0	$30.6	$44.4
Operating income	$177.9	$85.9	$92.0

Operating income increased 107% in the third quarter 2018 compared to third quarter 2017, driven by higher revenue from the Midstream Mergers, the acquisition of EQT’s retained midstream assets that was completed in May 2018 and production development in the Marcellus and Utica Shales, which was partly offset by higher operating costs. Revenue from firm reservation fees represented 45% of total revenue during the quarter.

Operating expenses were $44.4 million higher in the third quarter 2018 compared to the third quarter 2017 resulting from the Midstream Mergers and the acquisition of EQT’s retained midstream assets, as well as higher system throughput and additional assets placed in-service, which is consistent with the growth in the business.

EQM Transmission Financial Results

	Three Months Ended September 30,
($ millions)	2018	2017	Difference
Operating revenue	$89.4	$89.8	$(0.4)
Operating expenses	$30.7	$30.0	$0.7
Operating income	$58.7	$59.8	$(1.1)

Revenue from firm reservation fees represented 93% of total revenue during the quarter.

Operating expenses were $0.7 million higher, primarily as a result of increased operating and maintenance expense.

EQM Water Financial Results

The Company acquired the water assets on November 13, 2017, as part of the Rice Merger; as a result, there is no comparative period for these operations.

Mountain Valley Pipeline Update

Mountain Valley Pipeline, LLC (MVP JV) has modified its construction schedule for the Mountain Valley Pipeline (MVP) and now anticipates a fourth quarter 2019 in-service date. The 303-mile, 42-inch diameter pipeline is estimated to cost $4.6 billion, with EQM funding approximately $2.2 billion.

OTHER BUSINESS

Non-Core Huron Assets Sale

On July 18, 2018, EQT completed the sale of its non-core Huron assets located in Southern Appalachia to Diversified Gas and Oil PLC, for $575 million in cash, subject to customary purchase price adjustments. The transaction also relieved EQT of approximately $200 million of plugging and other liabilities associated with the assets. EQT retained the deep drilling rights across the acreage. EQT recognized a $259.3 million charge on capacity contracts related to this sale in the third quarter 2018.

Share Repurchase Program

During the third quarter 2018, the Company repurchased 9,946,382 shares at an average price of $50.29. This completed the Company’s previously announced $500 million share repurchase program.

EQM and EQGP Distributions

On October 23, 2018, EQM approved a cash distribution to its unitholders of $1.115 per unit for the third quarter 2018. The quarterly distribution is 2% higher than the second quarter 2018 and 14% higher than the third quarter 2017.

EQGP Holdings, LP (EQGP) approved a cash distribution to its unitholders of $0.315 per unit for the third quarter 2018. The quarterly distribution is 3% higher than the second quarter 2018 and 38% higher than the third quarter 2017.

Calculation of Net Income Attributable to Non-controlling Interest (NCI)

The results of EQGP and EQM are consolidated in EQT’s results. For the third quarter 2018, EQT’s results reflected earnings of $103.1 million, or $0.40 per diluted share, attributable to the publicly held partnership interests.

	Three Months Ended September 30, 2018
	Unitholder interest in net	Non-controlling	NCI interest in
(millions)	income (a)	interest (NCI)(b)	EQT earnings
EQM	$130.5	68.0%	$88.7
EQGP	$95.1	8.7%	$8.3
RMP (b)	$8.5	71.9%	$6.1
Total			$103.1
a)	Excludes pre-acquisition net income allocated to EQT and incentive distribution rights.
b)	On July 23, 2018, RMP was acquired by EQM and became a wholly owned subsidiary of EQM. Therefore, RMP includes activity through July 23, 2018, only.

Hedging

As of October 23, 2018, the approximate volumes and prices of the Company’s derivative commodity instruments hedging sales of produced gas for 2018 through 2020 were:

	2018(a)	2019	2020
NYMEX Swaps
Total Volume (Bcf)	186	600		393
Average Price per Mcf (NYMEX)	$3.10	$2.99		$2.98

Collars
Total Volume (Bcf)	31	73		−
Average Floor Price per Mcf (NYMEX)	$3.28	$3.12	$	−
Average Cap Price per Mcf (NYMEX)	$3.79	$3.60	$	−

Puts (Long)
Total Volume (Bcf)	1	3		−
Average Floor Price per Mcf (NYMEX)	$3.02	$3.15	$	−
(a)	October-December 2018
•	The Company sold calendar year 2018, 2019, and 2020 calls for approximately 28, 145, and 127 Bcf, at strike prices of $3.45, $3.41, and $3.46 per Mcf, respectively. The Company purchased calendar year 2018, 2019, and 2020 calls for approximately 16, 56, and 35 Bcf at strike prices of $3.34, $3.38, and $3.36 per Mcf, respectively.
•	The Company sold calendar year 2018 and 2019 puts for approximately 8 and 27 Bcf at strike prices of $2.99 and $2.88 per Mcf, respectively.
•	The average price is based on a conversion rate of 1.05 MMBtu/Mcf.

Well Statistics

Wells Drilled (spud)

	Marcellus	Upper Devonian	Ohio Utica (net)
Q3 2018	30	0	4
2018 Forecast	115 - 120	5	21
Q4 2018 Forecast	30 - 35	0	2
•	Q3 2018 average lateral lengths: Marcellus 10,900; Ohio Utica 15,000
•	2018 forecasted average lateral lengths: Marcellus 12,400; Upper Devonian 14,700; Ohio Utica 12,300

Wells Turned-in-line (TIL)

	Marcellus	Upper Devonian	Ohio Utica (net)
Q3 2018	70	4	11
2018 Forecast	170 - 175	18 - 20	20 - 23
Q4 2018 Forecast	30 - 35	3 - 5	2 - 4
•	Q3 2018 average lateral lengths: Marcellus 8,800; Upper Devonian 12,600; Ohio Utica 12,600
•	2018 forecasted average lateral lengths: Marcellus 8,500; Upper Devonian 11,300; Ohio Utica 11,500

Marcellus Horizontal Well Status (cumulative since inception)*

	As of	As of	As of	As of	As of
	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Wells drilled (spud)	1,812	1,791	1,763	1,743	1,288
Wells online	1,543	1,482	1,444	1,424	1,060
Wells complete, not online	22	40	35	21	21
Wells drilled, uncompleted	247	269	284	298	207

*These totals may differ from previous presentations to account for purchases, dispositions, wells plugged, or that have had a change in target formation to/from Marcellus.

Ohio Utica Horizontal Well Status

	As of	As of	As of	As of
	9/30/18	6/30/18	3/31/18	12/31/17
Wells drilled (spud)	258	253	243	227
Wells online	225	205	203	189
Wells complete, not online	1	14	2	5
Wells drilled, uncompleted	32	34	38	33

*These totals may differ from previous presentations to account for acquisitions, dispositions, or wells plugged.

Operating Income (Loss)

The Company reports operating income (loss) by segment in this news release. Other income, interest, income taxes, and unallocated expense are controlled on a consolidated, corporate-wide basis and are not allocated to the segments.

The following table reconciles operating income (loss) by segment, as reported in this news release, to the consolidated operating income (loss) reported in the Company’s financial statements:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(thousands)	2018	2017	2018	2017
Operating income (loss):
EQT Production (a)	$(121,678)	$12,201	$(2,127,323)	$322,634
EQM Gathering	177,902	85,932	510,755	243,061
EQM Transmission	58,691	59,770	198,784	189,237
EQM Water	(3,093)	−	35,627	−
Unallocated expense and intersegment eliminations (b)	(39,998)	(19,876)	(169,566)	(35,802)
Operating income (loss)	$71,824	$138,027	$(1,551,723)	$719,130
(a)	Impairment of long-lived assets of $0.3 billion and $2.7 billion are included in EQT Production operating income for the three and nine months ended September 30, 2018, respectively.
(b)	Unallocated expenses consist of compensation expense and administrative costs, including transaction costs of $29.3 million and $85.7 million for the three and nine months ended September 30, 2018, respectively. Amortization expense related to non-compete agreements with former Rice executives of $10.4 million and $31.0 million for the three and nine months ended September 30, 2018, respectively. Intersegment eliminations include the elimination of profit on water services that are provided to EQT Production and capitalized as part of development costs of $3.2 million and $50.7 million for the three and nine months ended September 30, 2018, respectively.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (adjusted EPS)

Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income attributable to EQT or earnings per diluted share (EPS) presented in accordance with GAAP. Adjusted net income attributable to EQT as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement, asset and lease impairments, transaction costs and certain other items that impact comparability between periods. Management utilizes adjusted net income attributable to EQT to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the income from natural gas sales is not impacted by the often-volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Management believes that adjusted net income attributable to EQT as presented provides useful information for investors for evaluating period-over-period earnings.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT and EPS as derived from the statements of consolidated operations.

	Three Months Ended
	September 30,
(thousands, except per share information)	2018	2017
Net (loss) income attributable to EQT, as reported	$(39,693)	$23,340
Add back / (deduct):
Asset and lease impairments	271,455	952
Transaction costs	31,506	10,806
Loss (gain) on derivatives not designated as hedges	3,075	(35,625)
Net cash settlements (paid) received on derivatives not designated as hedges	(14,285)	13,321
Premiums (paid) received for derivatives that settled during the period	(18)	537
Tax impact of non-GAAP items*	(71,183)	4,024
Loss limitation impact on effective tax rate**	(89,995)	–
Adjusted net income attributable to EQT	$90,862	$17,355
Diluted weighted average common shares outstanding	259,560	173,675
Diluted EPS, as adjusted	$0.35	$0.10
*	Blended tax rates of 24.4% and 40.2% were applied to the items under the caption “Add back (deduct)” for the three months ended September 30, 2018 and 2017, respectively. This represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net income attributable to EQT.
**

The tax benefit that may be recorded in any quarter is limited to the amount of benefit expected for the entire year. As a result, the tax benefit recorded in the second quarter 2018 was the entire benefit forecast for the year at June 30, 2018. At September 30, 2018, the forecast tax benefit for the year was higher than at June 30, 2018, primarily due as a result of the charge related to the sale of Huron assets. As a result, the Company recorded an additional tax benefit in the third quarter.

Operating Cash Flow, Adjusted Operating Cash Flow Attributable to EQT and Adjusted Operating Cash Flow Attributable to EQT Production

Operating cash flow, adjusted operating cash flow attributable to EQT and adjusted operating cash flow attributable to EQT Production are non-GAAP supplemental financial measures that are presented as indicators of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred. Adjusted operating cash flow attributable to EQT is EQT’s net cash provided by operating activities, less changes in other assets and liabilities, adjusted to exclude EQM adjusted EBITDA and adjusted EBITDA attributable to the Midstream Mergers, plus EQM interest expense plus the EQGP, EQM and RMP cash distributions payable to EQT. Prior to EQT’s 2018 operational forecast announcement in December 2017, the Company’s calculation of adjusted operating cash flow attributable to EQT did not include the addition of EQM’s interest expense. The Company believes it is preferable to present this non-GAAP supplemental financial measure with this adjustment as it better reflects EQT’s cash flows by excluding the cost of debt for EQM. EQT has recast all periods presented to be consistent with this change in the definition of adjusted operating cash flow attributable to EQT. Management believes that removing the impact on operating cash flows of the public unitholders of EQGP and EQM that is otherwise required to be consolidated in EQT’s results provides useful information to an EQT investor. As used in this news release, adjusted operating cash flow attributable to EQT Production means the EQT Production segment’s total operating revenues less the EQT Production segment’s cash operating expense, less (losses) gains on derivatives not designated as hedges, plus net cash settlements (paid) received on derivatives not designated as hedges, plus premiums (paid) received for derivatives that settled during the period, plus EQT Production asset impairments (if applicable). Operating cash flow, adjusted operating cash flow attributable to EQT, and adjusted operating cash flow attributable to EQT Production should not be considered as alternatives to net cash provided by operating activities presented in accordance with GAAP. The table below reconciles operating cash flow and adjusted operating cash flow attributable to EQT with net cash provided by operating activities, as derived from the statements of consolidated cash flows to be included in EQT’s report on Form 10-Q for the three and nine months ended September 30, 2018.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$904,266	$402,378	$2,445,390	$1,211,372
Add back / (deduct)
Changes in other assets and liabilities	(196,225)	(80,294)	(141,721)	(105,259)
Operating cash flow (a non-GAAP measure)	$708,041	$322,084	$2,303,669	$1,106,113
(Deduct) / add back:
EQM adjusted EBITDA(1)	(280,069)	(170,498)	(695,934)	(504,400)
Adjusted EBITDA attributable to the Midstream Mergers	(12,825)	−	(160,128)	−
EQM net interest expense	41,005	9,426	76,740	26,014
Cash distribution payable to EQT from EQGP(2)	86,943	54,655	233,248	150,781
Cash distribution payable to EQT from EQM(3)	17,209	−	34,032	−
Cash distribution payable to EQT from RMP(4)	−	−	13,121	−
Adjusted operating cash flow attributable to EQT	$560,304	$215,667	$1,804,748	$778,508
(1)	EQM adjusted EBITDA is a non-GAAP supplemental financial measure reconciled in this section. Adjusted EBITDA attributable to the Midstream Mergers for the period prior to July 23, 2018, was excluded from EQM’s adjusted EBITDA calculations as these amounts were generated by RMP prior to acquisition by EQM as part of the Midstream Mergers. Adjusted EBITDA attributable to the Midstream Mergers is also a non-GAAP supplemental financial measure reconciled in this section as part of the reconciliation of EQM’s adjusted EBITDA.
(2)	Cash distribution payable to EQT for the three and nine months ended September 30, 2018 and 2017, represents the distribution payable from EQGP to EQT related to the respective period.
(3)	Cash distribution payable to EQT for the three and nine months ended September 30, 2018, represents the distribution payable from EQM to EQT.
(4)	Cash distribution payable to EQT for the nine months ended September 30, 2018, represents the cash distribution paid to EQT prior to the completion of the Midstream Mergers on July 23, 2018. Due to the timing of the Midstream Mergers, RMP did not declare a distribution subsequent to the first quarter of 2018.

EQT has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow attributable to EQT or EQT Production to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. EQT is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. EQT is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, three or more months in advance. Furthermore, EQT does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow attributable to EQT and EQT Production, as applicable. Natural gas prices are volatile and out of EQT’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, EQT is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow attributable to EQT and EQT Production to projected net cash provided by operating activities, without unreasonable effort.

EQT Production Adjusted Operating Revenue

The table below reconciles EQT Production adjusted operating revenues, a non-GAAP supplemental financial measure, to EQT Production total operating revenue, as reported in the EQT Production Results of Operations, its most directly comparable financial measure calculated in accordance with GAAP. Refer to the Financial Information by Business Segment footnote to be included in EQT’s report on Form 10-Q for the three and nine months ended September 30, 2018, for a reconciliation of EQT Production total operating revenue to EQT Corporation total operating revenue.

EQT Production adjusted operating revenue (also referred to as total natural gas & liquids sales, including cash settled derivatives) is presented because it is an important measure used by the Company’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating revenue as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement and the revenue impact of certain pipeline and net marketing services. Management utilizes EQT Production adjusted operating revenue to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus does not impact the revenue from natural gas sales with the often-volatile fluctuations in the fair value of derivatives prior to settlement. EQT Production adjusted operating revenue also excludes "Pipeline and net marketing services" because management considers this revenue to be unrelated to the revenue for its natural gas and liquids production. EQT Production "Pipeline and net marketing services" includes revenue for gathering services provided to third-parties, as well as both the cost of and recoveries on third-party pipeline capacity not used for EQT Production sales volume. Management further believes that EQT Production adjusted operating revenue, as presented, provides useful information to investors for evaluating period-over-period earnings trends.

Calculation of EQT Production	Three Months Ended		Nine Months Ended
Adjusted Operating Revenue	September 30,		September 30,
(thousands, unless noted)	2018	2017	2018	2017
EQT Production total operating revenue, as reported on segment page	$1,050,046	$597,718	$3,312,730	$2,057,481
Add back / (deduct):
Loss (gain) on derivatives not designated as hedges	3,075	(35,625)	(5,620)	(222,693)
Net cash settlements (paid) received on derivatives not designated as hedges	(14,285)	13,321	(27,401)	(6,837)
Premiums (paid) received for derivatives that settled during the period	(18)	537	453	1,595
Pipeline and net marketing services	(6,132)	(9,140)	(42,382)	(31,656)
EQT Production adjusted operating revenue, a non-GAAP financial measure	$1,032,686	$566,811	$3,237,780	$1,797,890
Total sales volumes (MMcfe)	374,237	205,067	1,093,782	593,081

Average realized price ($/Mcfe)	$2.76	$2.76	$2.96	$3.03

EQT Production Adjusted Operating Income (Loss)

The table below reconciles EQT Production adjusted operating income (loss), a non-GAAP supplemental financial measure, to EQT Production operating (loss) income, as reported in the EQT Production Results of Operations. Refer to the Operating Income (Loss) section in this news release for a reconciliation of EQT Production total operating (loss) income to EQT Corporation total operating income (loss), as reported.

EQT Production adjusted operating income (loss) is presented because it is an important measure used by EQT’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating income (loss) should not be considered as an alternative to EQT Corporation operating income (loss) presented in accordance with GAAP. EQT Production adjusted operating income (loss) excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement and asset and lease impairments. Management utilizes EQT Production adjusted operating income (loss) to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus the income from natural gas sales is not impacted by the often-volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes certain other items that affect the comparability of results and are not indicative of trends in the ongoing business. Management believes that EQT Production adjusted operating income (loss) as presented provides useful information for investors for evaluating period-over-period earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(thousands)	2018	2017	2018	2017
EQT Production operating (loss) income, as reported on segment page	$(121,678)	$12,201	$(2,127,323)	$322,634
(Deduct) / add back:
Loss (gain) on derivatives not designated as hedges	3,075	(35,625)	(5,620)	(222,693)
Net cash settlements (paid) received on derivatives not designated as hedges	(14,285)	13,321	(27,401)	(6,837)
Premiums (paid) received for derivatives that settled during the period	(18)	537	453	1,595
Asset and lease impairments	271,455	952	2,742,022	5,053
EQT Production adjusted operating income (loss)	$138,549	$(8,614)	$582,131	$99,752

EQM Adjusted EBITDA

EQM adjusted EBITDA means EQM’s net income plus EQM’s net interest expense, depreciation, amortization of intangible assets, preferred interest payments, non-cash long-term compensation expense and transaction costs less EQM’s equity income, AFUDC-equity and adjusted EBITDA of assets prior to acquisition. EQM adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the effects of the noncontrolling interests in relation to:

  EQT's operating performance as compared to other companies in its industry;
  the ability of EQT's assets to generate sufficient cash flow to make distributions to its investors;
  EQT's ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT believes that EQM adjusted EBITDA provides useful information to investors in assessing the impact of the noncontrolling interest in EQM on EQT's financial condition and results of operations. EQM adjusted EBITDA should not be considered as an alternative to EQM’s net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. EQM adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect EQM's net income. Additionally, because adjusted EBITDA may be defined differently by other companies in EQT's or EQM's industries, the definition of EQM adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles EQM adjusted EBITDA with EQM’s net income, as derived from the statements of consolidated operations to be included in EQM’s report on Form 10-Q for the three and nine months ended September 30, 2018.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(thousands)	2018	2017	2018	2017
Net income attributable to EQM	$209,927	$142,938	$704,109	$425,273
Add:
Net interest expense	41,005	9,426	76,740	26,014
Depreciation	43,567	22,244	126,957	64,191
Amortization of intangible assets	10,387	–	31,160	–
Preferred interest payments	2,746	2,746	8,238	8,238
Non-cash long-term compensation expense	636	–	1,275	225
Transaction costs(1)	2,161	–	7,511	–
Less:
Equity income	(16,087)	(6,025)	(35,836)	(15,413)
AFUDC - equity	(1,448)	(831)	(3,585)	(4,128)
Adjusted EBITDA attributable to the Drop-Down Transaction(2)	–	–	(60,507)	–
Adjusted EBITDA attributable to the Midstream Mergers(3)	(12,825)	–	(160,128)	–
EQM Adjusted EBITDA	$280,069	$170,498	$695,934	$504,400
(1)	There were no transaction costs for the three and nine months ended September 30, 2017.
(2)	Adjusted EBITDA attributable to EQM’s acquisition of Rice Olympus Midstream LLC, Strike Force Midstream Holdings LLC and Rice West Virginia Midstream LLC from EQT (the Drop-Down Transaction) for the period prior to May 1, 2018 was excluded from EQM's adjusted EBITDA calculations as these amounts were generated by the Drop-Down Transaction prior to acquisition by EQM; therefore, the amounts could not have been distributed to EQM's unitholders. Adjusted EBITDA attributable to the Drop-Down Transaction for the nine months ended September 30, 2018, was calculated as net income of $41.0 million plus depreciation of $5.8 million and amortization of intangible assets of $13.8 million, less interest income of less than $0.1 million.
(3)	Adjusted EBITDA attributable to the Midstream Mergers for the period prior to July 23, 2018, was excluded from EQM's adjusted EBITDA calculations as these amounts were generated by the Midstream Mergers prior to EQM’s acquisition of RMP; therefore, the amounts could not have been distributed to EQM's unitholders. Adjusted EBITDA attributable to the Midstream Mergers for the three and nine months ended September 30, 2018, was calculated as net income of $8.5 million and $123.2 million, respectively, plus net interest expense of $0.3 million and $4.6 million, respectively, depreciation of $3.4 million and $31.4 million, respectively, non-cash compensation expense of $0.6 million and $0.9 million, respectively.

Third Quarter 2018 Webcast Information

The Company's conference call with securities analysts begins at 10:30 a.m. ET today and will be broadcast live via the Company's web site at www.eqt.com, and on the investor information page of the Company’s web site at ir.eqt.com, with a replay available for seven days following the call.

EQM Midstream Partners, LP and EQGP Holdings, LP, for which EQT Corporation is the parent company, will also host a joint conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via www.eqm-midstreampartners.com, and on the investor information page of the Company’s web site at ir.eqm-midstreampartners.com with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT owns the general partner interest and a 91% limited partner interest in EQGP Holdings, LP. EQGP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interest in EQM Midstream Partners, LP.

Visit EQT Corporation at www.eqt.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

About EQM Midstream Partners

EQM Midstream Partners, LP (EQM) is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. As the third largest gatherer of natural gas in the United States, EQM provides midstream services to EQT Corporation and third-party companies through its strategically located natural gas transmission, storage, and gathering systems, and water services to support energy development and production in the Marcellus and Utica regions. EQM owns approximately 950 miles of FERC-regulated interstate pipelines and approximately 2,130 miles of high-and low-pressure gathering lines.

For more information on EQM Midstream Partners, visit www.eqm-midstreampartners.com.

About EQGP Holdings:

EQGP Holdings, LP is a limited partnership that owns the general partner interest, all the incentive distribution rights, and a portion of the limited partner interests in EQM Midstream Partners, LP. EQT Corporation owns the general partner interest and a 91% limited partner interest in EQGP Holdings, LP.

For more information on EQGP Holdings, LP, visit www.eqm-midstreampartners.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at ir.eqt.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, type, average length-of-pay or lateral length and location of wells to be drilled and number and type of drilling rigs); projected natural gas prices, basis and average differential; total resource potential, reserves and EUR; projected Company and third party production sales volume and growth rates (including liquids sales volume and growth rates); projected unit costs and well costs; projected pipeline and net marketing services revenues; projected gathering and transmission volume and growth rates; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the cost, capacity, and timing of regulatory approvals and anticipated in-service date of the MVP project; the ultimate terms, partners and structure of the MVP JV; technology (including drilling and completion techniques); acquisition transactions; the projected general and administrative savings, capital efficiency savings and other operating efficiencies and synergies resulting from the acquisition of Rice (the Rice Merger) and the Midstream Mergers, and the Company’s ability to achieve the anticipated synergies and efficiencies; monetization transactions, including asset sales, joint ventures or other transactions involving the Company’s assets; the impact and outcome of pending and future litigation; whether the separation of the Company’s production and midstream businesses (the Separation) will be completed and the timing of the Separation; the projected cash flows resulting from the Company’s partnership interests in EQGP and EQM; internal rate of return (IRR) and returns per well; projected capital contributions and expenditures; potential future impairments of the Company’s assets; liquidity and financing requirements, including funding sources and availability; changes in the Company’s or EQM’s credit ratings; projected net income attributable to noncontrolling interests, adjusted operating cash flow attributable to EQT, adjusted operating cash flow attributable to EQT Production, EBITDA, revenues and cash-on-hand; hedging strategy; the effects of government regulation; the amount and timing of any repurchases under the Company’s stock buyback program; projected dividend and distribution amounts and rates; and tax position, projected effective tax rate and the impact of changes in tax laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2017 as filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQGP and its subsidiaries, including EQM, and RMP is derived from publicly available information published or to be published by the partnerships.

2018 GUIDANCE

See the Non-GAAP Disclosures section for important information regarding the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide projections of its 2018 net cash provided by operating activities, the most comparable financial measure to adjusted operating cash flow attributable to EQT and EQT Production, calculated in accordance with GAAP.

PRODUCTION	Q4 2018	Full-Year 2018
Total production sales volume (Bcfe)	365 – 385	1,460 – 1,480
Liquids sales volume, excluding ethane (Mbbls)	2,270 –2,370	11,270 – 11,570
Ethane sales volume (Mbbls)	1,330 – 1,430	5,460 – 5,760
Total liquids sales volume (Mbbls)	3,600 – 3,800	16,730 – 17,330

Marcellus / Utica Rigs	9 – 11
Top-hole Rigs	2 – 4
Frac Crews	6 – 8
Unit Costs ($ / Mcfe)
Gathering to EQM Midstream		$ 0.50 – 0.52
Transmission to EQM Midstream		$ 0.11 – 0.13
Third-party gathering and transmission		$ 0.39 – 0.41
Processing		$ 0.10 – 0.12
LOE, excluding production taxes		$ 0.05 – 0.07
Production taxes		$ 0.05 – 0.07
SG&A		$ 0.09 – 0.11
DD&A		$ 1.05 – 1.07

Average differential ($ / Mcf)	$ (0.51) – (0.41)	$ (0.40) – (0.30)
Pipeline and net marketing services ($MM)	$ 0 – 5	$ 40 – 50

ADJUSTED OPERATING CASH FLOW ($MM)
Adjusted operating cash flow attributable to EQT Production		$ 2,250 – 2,350
Distributions to EQT from EQM and EQGP		$ 250 – 300
Interest, taxes, and other items		$ 0 – 50
Adjusted operating cash flow attributable to EQT		$ 2,600 – 2,700

Based on current NYMEX natural gas prices of $2.97
Adjusted operating cash flow does not include transaction costs or tax impacts of the separation.

EQT CORPORATION AND SUBSIDIARIES
Statements of Consolidated Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018 (a)	2017	2018 (a)	2017
	(Thousands except per share amounts)
Revenues:
Sales of natural gas, oil and NGLs	$1,046,989	$552,953	$3,264,728	$1,803,132
Pipeline, water and net marketing services	114,956	70,835	376,776	216,499
(Loss) gain on derivatives not designated as hedges	(3,075)	35,625	5,620	222,693
Total operating revenues	1,158,870	659,413	3,647,124	2,242,324

Operating expenses:
Transportation and processing	186,407	136,219	576,597	404,743
Operation and maintenance	29,892	19,589	82,218	54,721
Production	42,751	39,513	149,471	129,461
Exploration	15,772	2,436	42,058	9,039
Selling, general and administrative	65,400	66,263	195,828	190,891
Depreciation and depletion	435,311	246,560	1,290,876	719,295
Impairment / loss on sale of long-lived assets	259,279	–	2,706,438	-
Transaction costs	31,506	10,806	93,176	15,044
Amortization of intangible assets	20,728	–	62,185	-
Total operating expenses	1,087,046	521,386	5,198,847	1,523,194

Operating income (loss)	71,824	138,027	(1,551,723)	719,130

Other income	21,755	6,526	43,092	15,880
Interest expense	93,042	50,377	240,059	137,110
Income (loss) before income taxes	537	94,176	(1,748,690)	597,900
Income tax (benefit) expense	(62,911)	(11,281)	(503,505)	119,093
Net income (loss)	63,448	105,457	(1,245,185)	478,807
Less: Net income attributable to noncontrolling interests	103,141	82,117	362,696	250,349
Net (loss) income attributable to EQT Corporation	$(39,693)	$23,340	$(1,607,881)	$228,458

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	259,560	173,476	262,816	173,368
Net (loss) income	$(0.15)	$0.13	$(6.12)	$1.32
Diluted:
Weighted average common stock outstanding	259,560	173,675	262,816	173,572
Net (loss) income	$(0.15)	$0.13	$(6.12)	$1.32
Dividends declared per common share	$0.03	$0.03	$0.09	$0.09
(a)	For the three months and nine months ended September 30, 2018, the EQT Statements of Consolidated Operations include the results of operations acquired in the Rice Merger, which occurred on November 13, 2017.

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
in thousands (unless noted)	2018 (e)	2017	2018 (e)	2017
NATURAL GAS
Sales volume (MMcf)	350,297	176,311	1,013,836	508,457
NYMEX price ($/MMBtu) (a)	$2.90	$3.00	$2.89	$3.16
Btu uplift	0.17	0.30	0.19	0.28
Natural gas price ($/Mcf)	$3.07	$3.30	$3.08	$3.44

Basis ($/Mcf) (b)	(0.41)	(0.81)	(0.24)	(0.53)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	(0.06)	(0.04)	(0.07)	(0.02)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.47)	$(0.85)	$(0.31)	$(0.55)

Average adjusted price ($/Mcf)	$2.60	$2.45	$2.77	$2.89
Cash settled derivatives (cash flow hedges) ($/Mcf)	–	0.01	–	0.01
Cash settled derivatives (not designated as hedges) ($/Mcf)	0.03	0.13	0.05	0.01
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.63	$2.59	$2.82	$2.91
Natural gas sales, including cash settled derivatives	$922,974	$456,347	$2,862,582	$1,484,711

LIQUIDS
NGLs (excluding ethane):
Sales volume (MMcfe) (c)	13,964	19,054	51,299	55,089
Sales volume (Mbbls)	2,328	3,176	8,550	9,182
Price ($/Bbl)	$40.73	$29.81	$37.97	$28.33
Cash settled derivatives (not designated as hedges) ($/Bbl)	(2.28)	(0.44)	(1.39)	(0.43)
Average NGLs price, including cash settled derivatives ($/Bbl)	$38.45	$29.37	$36.58	$27.90

NGLs sales	$89,498	$93,273	$312,768	$256,123
Ethane:
Sales volume (MMcfe) (c)	9,002	8,226	25,413	24,970
Sales volume (Mbbls)	1,501	1,371	4,236	4,162
Price ($/Bbl)	$7.88	$5.92	$7.82	$6.45
Ethane sales	$11,822	$8,119	$33,108	$26,858
Oil:
Sales volume (MMcfe) (c)	974	1,476	3,234	4,565
Sales volume (Mbbls)	162	246	539	761
Price ($/Bbl)	$51.73	$36.86	$54.41	$39.96
Oil sales	$8,392	$9,072	$29,322	$30,198

Total liquids sales volume (MMcfe) (c)	23,940	28,756	79,946	84,624
Total liquids sales volume (Mbbls)	3,991	4,793	13,325	14,105

Liquids sales	$109,712	$110,464	$375,198	$313,179

TOTAL PRODUCTION
Total natural gas & liquids sales, including cash settled derivatives (d)	$1,032,686	$566,811	$3,237,780	$1,797,890
Total sales volume (MMcfe)	374,237	205,067	1,093,782	593,081

Average realized price ($/Mcfe)	$2.76	$2.76	$2.96	$3.03
(a)	The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu) was $2.90 and $3.00 for the three months ended September 30, 2018 and 2017, respectively, and $2.90 and $3.17 for the nine months ended September 30, 2018 and 2017, respectively).
(b)	Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(c)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)	Also referred to in this report as EQT Production adjusted operating revenues, a non–GAAP supplemental financial measure.
(e)	EQT Production includes the results of production operations acquired in the Rice Merger, which occurred on November 13, 2017.

EQT PRODUCTION
RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018 (a)	2017	2018 (a)	2017
OPERATIONAL DATA
Sales volume detail (MMcfe):
Marcellus (b)	316,740	181,650	899,642	523,122
Ohio Utica	52,400	(4)	147,706	247
Other	5,097	23,421	46,434	69,712
Total production sales volumes (c)	374,237	205,067	1,093,782	593,081

Average daily sales volumes (MMcfe/d)	4,068	2,229	4,007	2,172

Average realized price ($/Mcfe)	$2.76	$2.76	$2.96	$3.03

Gathering to EQM Gathering ($/Mcfe)	$0.50	$0.47	$0.50	$0.48
Transmission to EQM Transmission ($/Mcfe)	$0.12	$0.23	$0.13	$0.23
Third party gathering and transmission ($/Mcfe)	$0.40	$0.45	$0.41	$0.46
Processing ($/Mcfe)	$0.10	$0.22	$0.12	$0.23
Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.06	$0.13	$0.08	$0.13
Production taxes ($/Mcfe)	$0.06	$0.07	$0.06	$0.09
Production depletion ($/Mcfe)	$1.03	$1.03	$1.03	$1.03

Depreciation and depletion (thousands):
Production depletion	$384,965	$210,393	$1,128,248	$613,379
Other depreciation and depletion	6,118	13,710	33,470	41,032
Total depreciation and depletion	$391,083	$224,103	$1,161,718	$654,411

Capital expenditures (thousands) (d)	$855,494	$449,303	$2,225,435	$1,850,482

FINANCIAL DATA (thousands)
Revenues:
Sales of natural gas, oil and NGLs	$1,046,989	$552,953	$3,264,728	$1,803,132
Pipeline and net marketing services	6,132	9,140	42,382	31,656
(Loss) gain on derivatives not designated as hedges	(3,075)	35,625	5,620	222,693
Total operating revenues	1,050,046	597,718	3,312,730	2,057,481

Operating expenses:
Gathering	199,475	116,921	587,844	334,801
Transmission	182,932	119,729	548,106	354,534
Processing	38,340	44,166	129,523	133,745
LOE, excluding production taxes	21,480	26,060	83,069	77,171
Production taxes	21,254	13,453	66,162	52,290
Exploration	15,772	2,437	42,058	9,040
Selling, general and administrative (SG&A)	42,109	38,648	115,135	118,855
Depreciation and depletion	391,083	224,103	1,161,718	654,411
Impairment/loss on sale of long–lived assets	259,279	-	2,706,438	-
Total operating expenses	1,171,724	585,517	5,440,053	1,734,847
Operating (loss) income	$(121,678)	$12,201	$(2,127,323)	$322,634
(a)	Operational data for EQT Production includes results of operations for production operations acquired in the Rice Merger, which occurred on November 13, 2017.
(b)	Includes Upper Devonian wells.
(c)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)	Expenditures for segment assets in the EQT Production segment included $35.7 million and $50.7 million for fill-ins and bolt-ons associated with legacy EQT acreage for the three months ended September 30, 2018 and 2017, respectively, and $113.8 million and $140.4 million for fill-ins and bolt-ons associated with legacy EQT acreage for the nine months ended September 30, 2018 and 2017, respectively. The three and nine months ended September 30, 2017, included $7.8 million and $819.0 million of cash capital expenditures, respectively; and the nine months ended September 30, 2017, included $7.5 million of non-cash capital expenditures.

EQM GATHERING
RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018 (a)	2017	2018 (a)	2017
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$112,598	$104,772	$334,233	$300,901
Volumetric based fee revenues:
Usage fees under firm contracts (b)	8,661	7,873	30,725	19,173
Usage fees under interruptible contracts (c)	131,602	3,877	366,482	10,922
Total volumetric based fee revenues	140,263	11,750	397,207	30,095
Total operating revenues	252,861	116,522	731,440	330,996

Operating expenses:
Operating and maintenance	18,850	10,104	54,551	30,737
SG&A	20,363	10,503	62,665	28,800
Depreciation	25,359	9,983	72,309	28,398
Amortization of intangible assets	10,387	-	31,160	-
Total operating expenses	74,959	30,590	220,685	87,935

Operating income	$177,902	$85,932	$510,755	$243,061

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity reservation	2,114	1,838	2,029	1,783
Volumetric based services (d)	4,437	370	4,291	292
Total gathered volumes	6,551	2,208	6,320	2,075

Capital expenditures	$194,477	$48,182	$515,072	$150,728
(a)	Includes the pre-acquisition results of the Drop-Down Transaction and the Midstream Mergers, which were effective May 1, 2018 and July 23, 2018, respectively. The recast is for the period the acquired businesses were under the common control of EQT, which began on November 13, 2017 as a result of the Rice Merger.
(b)	Includes fees on volumes gathered in excess of firm contracted capacity.
(c)	Includes volumes from contracts under which EQM has agreed to hold capacity available without charging a capacity reservation fee.
(d)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

EQM TRANSMISSION
RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$82,669	$84,438	$262,666	$256,224
Volumetric based fee revenues:
Usage fees under firm contracts (a)	5,331	3,427	13,981	9,787
Usage fees under interruptible contracts	1,350	1,906	8,782	6,173
Total volumetric based fee revenues	6,681	5,333	22,763	15,960
Total operating revenues	89,350	89,771	285,429	272,184

Operating expenses:
Operating and maintenance	10,721	9,485	27,082	23,984
SG&A	7,581	8,255	22,335	23,170
Depreciation	12,357	12,261	37,228	35,793
Total operating expenses	30,659	30,001	86,645	82,947

Operating income	$58,691	$59,770	$198,784	$189,237

Equity Income	$16,087	$6,025	$35,836	$15,413

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,927	2,517	2,857	2,288
Volumetric based services (b)	104	21	62	22
Total transmission pipeline throughput	3,031	2,538	2,919	2,310

Average contracted firm transmission reservation commitments (BBtu per day)
	3,658	3,474	3,801	3,519

Capital expenditures	$37,626	$22,312	$84,517	$73,679
(a)	Includes fees on volumes transported in excess of firm contracted capacity as well as usage fees on all volumes transported under firm contracts.
(b)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.

EQM WATER
RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018 (a)	2017	2018 (a)	2017
FINANCIAL DATA	(Thousands)
Water services revenues	$22,373	$–	$93,438	$–

Operating expenses:
Operation and maintenance	18,521	–	36,901	–
SG&A	1,094	–	3,490	–
Depreciation	5,851	–	17,420	–
Total operating expenses	25,466	–	57,811	–

Operating (loss) income	$(3,093)	$–	$35,627	$–

OPERATIONAL DATA
Water services volumes (MMgal)	449	–	1,740	–

Capital expenditures	$7,981	$–	$17,358	$–
(a)	This table sets forth selected financial and operational data for RMP Water. The Company acquired the water assets that constitute RMP Water on November 13, 2017, as part of the Rice Merger. On July 23, 2018, following the completion of the Midstream Mergers, RMP Water became EQM Water.

CONTACT:
EQT analyst inquiries please contact:
Blake McLean – Senior Vice President, Investor Relations and Strategy, 412-395-3561
bmclean@eqt.com
or
EQM Midstream Partners / EQGP Holdings analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com